News Release
LSBTheBank — P.O. Box 867
Lexington, NC 27293-0867 — www.lsbnc.com

CONTACT:	Frank Sherron
(336) 248-6500

LSB EXPANDS IN GUILFORD COUNTY
New Office Set to Open in Jamestown in Spring

     LEXINGTON, N. C. (January 6, 2004) — LSB The Bank is expanding in Guilford County by opening an office in Jamestown.

     LSB, North Carolina’s 10th largest bank, has agreed to purchase a building at 120 E. Main Street in Jamestown’s business district. The full service office is expected to open late spring, subject to regulatory approval.

     It will be LSB’s second office in Guilford County. An office at 200 Westchester Drive in High Point opened in 2001. It will bring to 27 the number of offices LSB operates in Davidson, Forsyth, Guilford, Randolph and Stokes counties.

     “Jamestown is a natural choice for our continuing expansion,” said Frank Sherron, LSB’s president. “Jamestown itself is growing as a business location, and many residents are commuting to other communities in the Triad, where we already have banking offices.”

     Jamestown grew 19% in the last decade. “Our market analysis indicated that Jamestown has a high per capita income as well as high average housing values, reflecting strong market potential,” Sherron noted.

     LSB will offer investments, trusts and mortgage loans in addition to traditional banking services in Jamestown. “We will begin as a full service office, because of the projected demand for a variety of products,” said Robert E. Lineback, Jr., senior vice president and Guilford County executive.

     Currently, LSB operates two offices near Jamestown — in High Point and Archdale.

     Established in 1949, LSB provides banking services from 26 offices in Davidson, Forysth, Guilford, Randolph, and Stokes Counties. Common stock of LSB Bancshares, Inc. is traded on the NASDAQ National Market and is quoted electronically under the symbol LXBK. Additional information about LSB is available on its web site, www.lsbnc.com.

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     Information in this press release contains forward-looking statements. These statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, changes in interest rates, the effects of competition, and the preliminary and final determinations of LSB’s financial results for the fourth quarter of 2003. Additional factors that could cause actual results to differ materially are discussed in LSB’s filing with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of the new release.